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Exhibit 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF OWENS-ILLINOIS, INC.

Executive Summary—Nine months ended September 30, 2004 and 2003

        For the nine months ended September 30, 2004, the Company reported earnings from continuing operations of $190.4 million, or $128.4 million higher than the first nine months of 2003 earnings from continuing operations of $62.0 million. The first nine months of 2004 earnings included an after tax gain on the sale of certain real property that increased earnings by $14.5 million ($20.6 million pretax). The first nine months of 2003 earnings were reduced by the following: (1) an after tax charge of $9.1 million ($14.5 million pretax) for note repurchase premiums and write-off of finance fees, (2) an after tax charge of $37.4 million ($37.4 million pretax) from the loss on the sale of long-term notes receivable, (3) an after tax charge of $23.4 million ($37.4 million pretax) for the estimated loss on the sale of certain closure assets, and (4) an after tax charge of $17.8 million ($28.5 million pretax) for the permanent closure of a glass container factory. The first nine months of 2004 benefited from improved pricing in glass containers and plastics packaging, improved shipments, productivity improvements and overhead cost reductions. The first nine months of 2004 included the step-up effect of the finished goods inventory acquired from the acquisition of BSN Glasspack late in the second quarter of 2004 that reduced gross profit by approximately $31.1 million. The first nine months of 2004 earnings were also reduced by higher energy costs and reduced pension income. Net earnings of $200.0 million and $80.3 million for the first nine months of 2004 and 2003, respectively, reflect earnings from discontinued operations of $9.6 million and $18.3 million for the first nine months of 2004 and 2003, respectively.

        At September 30, 2004, the Company had total assets of $11.4 billion compared with total assets of $10.2 billion at September 30, 2003. The total assets at September 30, 2004 included $280.8 million of current assets and $921.2 million of non-current assets that related to the discontinued operations discussed further below. The statement of financial position also included $122.4 million of current liabilities and $44.8 million of non-current liabilities at September 30, 2004 that related to the discontinued operations.

Results of Operations—Comparison of nine months ended September 30, 2004 with nine months ended September 30, 2003

Net Sales

        The Company's net sales by segment (dollars in millions) for the first nine months of 2004 and 2003 are presented in the following table. The Plastics Packaging amounts reflect the continuing operations and therefore, the results of the discontinued operations have been reclassified from the 2004 and 2003 amounts. For further information, see Segment Information included in Note 8 to the Condensed Consolidated Financial Statements.

	2004	2003
Glass Containers	$3,826.1	$3,116.5
Plastics Packaging	576.6	595.0

Segment and consolidated net sales	$4,402.7	$3,711.5

        Consolidated net sales for the nine months of 2004 increased $691.2 million, or 18.6%, to $4,402.7 million from $3,711.5 million in the first nine months of 2003.

        Net sales of the Glass Containers segment increased $709.6 million, or 22.8%, over the first nine months of 2003. In North America, sales for the first nine months of 2004 were $31.6 million higher than sales the first nine months of 2003. The higher sales resulted principally from increased selling prices as unit shipments declined by about 2% overall. The decrease in unit shipments was more than accounted for by the previously disclosed loss of a beverage container customer. Shipments of beer and malt beverage containers in the first nine months increased by approximately 5% from the first nine months of 2003 primarily due to the increase in business from a significant malt beverage customer. Shipments of containers for wine and spirits were also higher for the first nine months of 2004; however shipments of containers for tea, juice and other beverages were lower. The combined U.S. dollar sales of the segment's operations outside of North America increased $678.0 million over the first nine months of 2003. The increase resulted from a number of factors, including: (1) the additional sales from the acquired BSN businesses; (2) improved prices in South America, Europe and the Asia Pacific region; (3) improved product sales mix Europe; and (4) currency translation.

        The change in net sales for the Glass Containers segment can be summarized as follows:

2003 Net sales—Glass Containers segment		$3,116.5
Additional sales from BSN businesses	$415.9
The effects of sales volume, price and mix	157.4
The effects of changing foreign currency rates on net sales in Europe and Asia Pacific	133.5
The effects of changing foreign currency rates on net sales in South America	(4.4)
Other	7.2

Total net effect on sales		709.6

2004 Net sales—Glass Containers segment		$3,826.1

        Net sales of the Plastics Packaging segment decreased $18.4 million, or 3.1%, from the first nine months of 2003. The lower sales reflected the absence of sales from certain closures assets that were divested in the fourth quarter of 2003 and Asia Pacific plastic operations that were divested in the second quarter of 2004. Increased resin prices passed through to customers and stronger currencies in Europe and the Asia Pacific region partially offset these reductions.

        The change in net sales for the Plastics Packaging segment can be summarized as follows:

2003 Net sales—Plastics Packaging segment		$595.0
Divested businesses	$(62.7)
Effects of higher resin cost pass-throughs	10.5
The effects of changing foreign currency rates on net sales in Europe and Asia Pacific	19.1
The effects of changing foreign currency rates on net sales in South America	(3.6)
Other	18.3

Total net effect on sales		(18.4)

2004 Net sales—Plastics Packaging segment		$576.6

Segment Operating Profit

        The Company's measure of profit for its reportable segments is Segment Operating Profit, which consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners' interests in earnings of subsidiaries and excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company's management uses Segment Operating Profit, in combination with selected cash flow information, to evaluate performance and to allocate resources.

        Operating Profit for product segments includes an allocation of some corporate expenses based on both a percentage of sales and direct billings based on the costs of specific services provided. For the Company's U.S. pension plans, net periodic pension cost (credit) has been allocated to product segments. The information below is presented on a continuing operations basis, and therefore, the prior period amounts for Plastics Packaging have been restated to remove the discontinued operations. In addition, certain Glass Container amounts from prior year have been reclassified to conform to current year presentation. For further information, see Segment Information included in Note 8 to the Condensed Consolidated Financial Statements.

	2004	2003
Glass Containers	$564.8	$516.9
Plastics Packaging	95.3	74.4
Eliminations and other retained items	(71.2)	(65.0)

        Segment Operating Profit of the Glass Containers segment for the first nine months of 2004 increased $47.9 million, or 9.3%, to $564.8 million, compared with Segment Operating Profit of $516.9 million in the first nine months of 2003. In North America, Segment Operating Profit for the first nine months of 2004 decreased $16.9 million from the first nine months of 2003. The benefits of higher selling prices and a more favorable product sales mix were more than offset by a number of unfavorable effects, including: (1) lower production resulting from increased furnace repair activity this year and to control inventories consistent with the Company's working capital goals; (2) increased freight expense reflecting higher diesel fuel costs; and (3) a reduction in pension income. Also contributing to this decline was a 2% decline in unit shipments that was the result of the previously disclosed loss of a beverage customer. This decline in shipments of beverage containers was partially offset by increased shipments of containers for beer, wine, and liquor. The combined U.S. dollar Segment Operating Profit of the segment's operations outside North America increased $64.9 million over the first nine months of 2003. The increase was partially attributed to overall improved pricing in Europe and the Asia Pacific region, improved productivity in South America and Europe as well as increased shipments in South America, Europe and the Asia Pacific region. These increases were partially offset by increased energy costs in Europe and the Asia Pacific region. The Segment Operating Profit contribution from BSN for the first nine months of 2004 includes a reduction in gross profit of $31.1 million related to the impact of the acquisition step-up of BSN finished goods inventory as required by SFAS No. 141.

        The change in Segment Operating Profit for the Glass Containers segment can be summarized as follows:

2003 Segment Operating Profit—Glass Containers		$516.9
The effects of sales volume, price and mix	$81.7
Additional Segment Operating Profit from BSN businesses	0.5
Increased delivery, warehouse and shipping costs	(16.2)
Higher energy costs	(9.1)
Lower pension income	(18.3)
The effects of changing foreign currency rates on Segment Operating Profit in Europe and Asia Pacific	25.0
The effects of changing foreign currency rates on Segment Operating Profit in South America	(2.9)
Other	(12.8)

Total net effect on Segment Operating Profit		47.9

2004 Segment Operating Profit—Glass Containers		$564.8

        Segment Operating Profit of the Plastics Packaging segment for the first nine months of 2004 increased $20.9 million, or 28.1%, to $95.3 million compared with Segment Operating Profit of $74.4 million in the first nine months of 2003. The increase is primarily attributable to improved productivity and higher unit shipments. These increases were partially offset by higher delivery, warehouse, shipping and other manufacturing costs, as well as lower pension income.

        The change in Segment Operating Profit for the Plastics Packaging segment can be summarized as follows:

2003 Segment Operating Profit—Plastics Packaging		$74.4
The effects of improved productivity	$4.4
The effects of increased sales volume	7.5
Increased delivery, warehouse, shipping and other manufacturing costs	(3.8)
Lower pension income	(1.7)
The non-recurrence of a write-off of miscellaneous assets	4.0
Other	10.5

Total net effect on Segment Operating Profit		20.9

2004 Segment Operating Profit—Plastics Packaging		$95.3

        Eliminations and other retained items for the first nine months of 2004 were $6.2 million higher than the first nine months of 2003. A $1.5 million reduction in pension income, higher legal and professional services costs in the first quarter of 2004 resulting in part from compliance with the Sarbanes-Oxley Act of 2002 and higher retention of property and casualty losses were the primary reasons for the increase. These increases were partially offset by lower spending on information systems costs as compared to prior year.

Interest Expense

        Interest expense decreased to $324.4 million for the first nine months of 2004 from $324.9 million for the first nine months of 2003. Interest expense for the first nine months of 2004 included the write-off of finance fees of $2.7 million. Interest expense for the first nine months of 2003 included note repurchase premiums and the write-off of finance fees totaling $14.5 million. Excluding these charges, interest expense increased $11.3 million. The higher interest in 2004 reflects additional interest as a result of higher debt related to the BSN Acquisition. Partially offsetting this increase were lower interest expense that was principally the result of savings from the December 2003 repricing of the secured credit agreement and approximately $17 million in interest savings as a result of the Company's fixed-to-floating interest rate swap on a portion of its fixed-rate debt.

Minority Share Owners' Interest in Earnings of Subsidiaries

        Minority share owners' interest in earnings of subsidiaries for the first nine months of 2004 was $22.2 million compared to $16.7 million for the first nine months of 2003. The increase is primarily attributed to higher earnings from the Company's operations in Venezuela and Brazil.

Provision for Income Taxes

        The Company's effective tax rate, for continuing operations, in the first nine months of 2004 was 27.9%, the same as the 27.9% rate for the full year 2003 (excluding separately taxed items).

Executive Overview—Year ended December 2003 and 2002

        For the year ended December 31, 2003, the Company reported a loss from continuing operations of $330.1 million, or $291.9 million lower than the year ended December 31, 2002 loss from continuing operations before cumulative effect of accounting change of $38.2 million.

        The following items reduced 2003 results as compared to 2002 results:

  •
  The write-down of plastics packaging assets in the Asia Pacific region that reduced earnings by $30.1 million ($43.0 million pretax)

  •
  The loss on the sale of long-term notes receivable that reduced earnings by $37.4 million ($37.4 million pretax)

  •
  The loss on the sale of certain closure assets that reduced earnings by $25.8 million ($41.3 million pretax)

  •
  The shutdown of three glass container factories in Hayward, California, Milton, Ontario and Perth, Australia that reduced earnings by $54.7 million ($72.5 million pretax)

  •
  The write-down of an equity investment that reduced earnings by $50.0 million ($50.0 million pretax)

  •
  Also affecting the 2003 results were the effects of higher natural gas costs, reduced pension income, continued price pressure in certain of the Company's Plastics Packaging business, a national strike in Venezuela that lasted from December of 2002 until early 2003 and higher interest expense as further discussed below

        The 2003 results were increased as compared to the 2002 results by higher unit prices in most of the Company's Glass Container segment, higher unit shipments of closures and the effects of changing foreign currency rates. Also affecting the comparison, in 2003 the Company recorded a charge to increase the reserve for asbestos related costs that reduced earnings by $292.5 million ($450.0 million pretax) compared to a 2002 charge that reduced earnings by $308.8 million ($475.0 million pretax)

        A net loss of $990.8 million for 2003 includes a loss from discontinued operations of $660.7 million reflecting an impairment charge of $670.0 million to reduce the reported value of goodwill in the consumer products reporting unit. A net loss of $460.2 million for 2002 reflects earnings from discontinued operations of $38.0 million and a cumulative effect of accounting change of $460.0 million.

Results of Operations—Comparison of 2003 with 2002

Net Sales

        The Company's net sales by segment (dollars in millions) for 2003 and 2002 are presented in the following table. The Plastics Packaging amounts reflect the continuing operations and therefore, the results of the discontinued operations have been reclassified from the 2003 and 2002 amounts. For further information, see Segment Information included in Note 18 to the Consolidated Financial Statements.

	2003	2002
Glass Containers	$4,182.9	$3,875.2
Plastics Packaging	792.7	746.0

Segment and consolidated net sales	$4,975.6	$4,621.2

        Consolidated net sales for 2003 increased $354.4 million, or 7.7%, to $4,975.6 million from $4,621.2 million for 2002.

        Net sales of the Glass Containers segment increased $307.7 million, or 7.9%, over 2002. In North America, a $22.1 million decrease in sales was primarily attributed to a 4.9% reduction in unit shipments. Overall cool and damp weather conditions in the United States and Canada during the spring and summer caused lower demand, principally for beer containers. The North American glass container business also had lower unit shipments of containers for food and beverages, principally juice and teas, as certain of these products continued to convert to plastic packaging. The effects of changing foreign currency exchange rates increased reported U.S. dollar sales of the segment's operations in Canada by approximately $19 million. The combined U.S. dollar sales of the segment's operations outside of North America increased $329.8 million over 2002. The effects of changing foreign currency exchange rates increased reported U.S. dollar sales of the segment's operations in Europe and the Asia Pacific region by approximately $253 million and decreased reported U.S. dollar sales of the segment's operations in South America by approximately $29 million. The increase was also partially attributed to a 7% increase in unit shipments and higher prices in the European businesses (principally in Italy and the United Kingdom), higher prices in South America and the Asia Pacific region, and increased unit shipments in Brazil. Overall unit shipments in the Asia Pacific region were about equal to unit shipments for 2002. These increases were partially offset by a less favorable sales mix in the Asia Pacific region and lower unit shipments throughout most of South America, excluding Brazil, and from the effects of a national strike in Venezuela that began in early December 2002 and ended in early 2003. The strike caused energy supply curtailments that forced The Company to temporarily idle its two plants in the country, adversely affecting net sales by approximately $20 million. The effects of the strike primarily impacted the first quarter of 2003.

        The change in net sales for the Glass Containers segment can be summarized as follows:

2002 Net sales—Glass Containers segment		$3,875.2
The effects of sales volume, price and mix	$101.6
The effects of the national strike in Venezuela	(20.9)
The effects of changing foreign currency rates on net sales in Europe, Asia Pacific and Canada	271.7
The effects of changing foreign currency rates on net sales in South America	(29.3)
Other	(15.4)

Total net effect on sales		307.7

2003 Net sales—Glass Containers segment		$4,182.9

        Net sales of the Plastics Packaging segment increased $46.7 million, or 6.3%, over 2002. Unit shipments increased by approximately 10.9% overall, led by increased shipments of closures for beverages, food, juices and healthcare. These increases were offset by lower selling prices in most of the segment's businesses and the absence of sales from the closures assets divested in November of 2003. The effects of higher resin cost pass-throughs increased sales for 2003 by approximately $19.7 million compared with 2002.

        The change in net sales for the Plastics Packaging segment can be summarized as follows:

2002 Net sales—Plastics Packaging segment		$746.0
The effect of sales volume, price and mix	$17.8
Divested businesses	(15.3)
Effects of higher resin cost pass-throughs	19.7
The effects of changing foreign currency rates on net sales the Asia Pacific region	26.4
Other	(1.9)

Total net effect on sales		46.7

2003 Net sales—Plastics Packaging segment		$792.7

Segment Operating Profit

        The Company's Segment Operating Profit results (dollars in millions) for 2003 and 2002 are presented in the following table. The Plastics Packaging Segment Operating Profit amounts reflect the continuing operations, and therefore the results of the discontinued operations have been reclassified from the 2003 and 2002 amounts. In addition, certain Glass Container amounts from prior years have been reclassified to conform to current year presentation. For further information, see Segment Information included in Note 18 to the Consolidated Financial Statements.

	2003	2002
Glass Containers	$658.8	$709.0
Plastics Packaging	98.7	136.0
Eliminations and other retained items	(91.9)	(83.1)

        Segment Operating Profit of the Glass Containers segment for 2003 decreased $50.2 million, or 7.1%, to $658.8 million, compared with Segment Operating Profit of $709.0 million for 2002. In North America, Segment Operating Profit for 2003 decreased $107.7 million from 2002. The decrease resulted from higher energy costs of $45.5 million, lower pension income of approximately $32 million and lower unit shipments, particularly beer containers, resulting primarily from overall cool and damp weather conditions in the United States and Canada during the spring and summer, partially offset by higher unit pricing compared to 2002. The Company also took extended Thanksgiving and Christmas shutdowns at its U.S. factories to reduce inventory. The combined U.S. dollar Segment Operating Profit of the segment's operations outside North America increased $57.5 million over 2002. The increase was attributed to increased unit shipments, improved productivity, and higher prices in the European businesses (principally in Italy and the United Kingdom), higher pricing in South America and the Asia Pacific region and increased shipments in Brazil. These increases were partially offset by increased energy costs totaling $34.9 million in Europe, South America and the Asia Pacific region, a less favorable sales mix in the Asia Pacific region, lower unit shipments throughout most of South America, except Brazil, and the effects of a national strike in Venezuela that began in early December 2002. The strike caused energy supply curtailments that forced The Company to temporarily idle its two plants in the country, adversely affecting Segment Operating Profit by approximately $10 million. The effects of the strike primarily impacted the first quarter of 2003. In addition, the effects of changing foreign currency exchange rates increased reported U.S. dollar Segment Operating Profit of the segment's operations in Europe and the Asia Pacific region by approximately $43 million and decreased reported U.S. dollar Segment Operating Profit of the segment's operations in South America by approximately $6 million.

        The change in Segment Operating Profit for the Glass Containers segment can be summarized as follows:

2002 Segment Operating Profit—Glass Containers		$709.0
The effects of sales volume, price and mix	$64.4
Increased warehouse and other manufacturing costs	(24.4)
Higher energy costs	(80.4)
Lower pension income in North America	(31.9)
Lower pension income in Europe and the Asia Pacific region	(7.2)
The effects of the national strike in Venezuela	(10.1)
The effects of changing foreign currency rates on Segment Operating Profit in Europe and Asia Pacific	42.6
The effects of changing foreign currency rates on Segment Operating Profit in South America	(5.9)
Other	2.7

Total net effect on Segment Operating Profit		(50.2)

2003 Segment Operating Profit—Glass Containers		$658.8

        Segment Operating Profit of the Plastics Packaging segment for 2003 decreased $37.3 million, or 27.4%, to $98.7 million compared to Segment Operating Profit of $136.0 million for 2002. Unit shipments increased by approximately 10.9% overall, led by increased shipments of closures for beverages, food, juices and healthcare. However, the change in product mix and lower selling prices for most of the segment's businesses more than offset the effects of increased shipments. Other factors that unfavorably affected Segment Operating Profit in 2003 compared to 2002 were: (1) reduced Segment Operating Profit of $14.5 million for the segment's advanced technology systems business, as a major customer discontinued production in the U.S. and relocated that production to Singapore; (2) the write-off of $4.0 million of miscellaneous assets that were no longer being utilized and (3) lower pension income of approximately $4.4 million.

        The change in Segment Operating Profit for the Plastics Packaging segment can be summarized as follows:

2002 Segment Operating Profit—Plastics Packaging		$136.0
The effects of price and volume	$(7.5)
Increased delivery, warehouse, shipping and other manufacturing costs	(5.5)
Lower pension income	(4.4)
Effects of a customer relocating to Singapore	(14.5)
The write-off of miscellaneous assets	(4.0)
Other	(1.4)

Total net effect on Segment Operating Profit		(37.3)

2003 Segment Operating Profit—Plastics Packaging		$98.7

        Eliminations and other retained items for 2003 were $8.8 million higher than for 2002. The principal reasons for the higher costs were: (1) $4.6 million reduction in pension income; (2) the write-off of software initiatives that the Company decided not to pursue; and (3) accelerated amortization of certain information system assets scheduled for replacement in 2004.

        Consolidated Segment Operating Profit for 2003 was $665.6 million and excluded the following: (1) charges of $50.0 million for the write-down of an equity investment in a soda ash mining operation; (2) a charge of $450.0 million to increase the reserve for estimated future asbestos-related costs; (3) a charge of $43.0 million for the write-down of Plastics Packaging assets in the Asia Pacific region; (4) a loss of $41.3 million on the sale of certain closures assets; (5) a loss of $37.4 million from the sale of long-term notes receivable; and (6) capacity curtailment charges totaling $72.5 million which includes $28.5 million for the permanent closure of the Hayward, California glass container factory, $23.9 million for the shutdown of the Perth, Australia glass container factory and $20.1 million for the shutdown of the Milton, Ontario glass container factory. These items, which are all discussed further below, were excluded from Segment Operating Profit because management considered them not representative of ongoing operations. Consolidated Segment Operating Profit for 2002 was $761.9 million and excluded a charge of $475.0 million to increase the reserve for estimated future asbestos-related costs.

Interest Expense

        Interest expense increased to $429.8 million in 2003 from $372.2 million in 2002. Interest expense for 2003 included charges of $13.2 million for note repurchase premiums and related write-off of unamortized finance fees and $1.3 million for the write-off of unamortized finance fees related to the reduction of available credit under the Company's previous bank credit agreement. Interest expense for 2002 included a charge of $9.1 million for early extinguishment of debt which was reclassified from extraordinary items as required by FAS No. 145. For more information, see Note 16 to the Consolidated Financial Statements. Exclusive of these items in both years, interest expense for 2003 was $52.2 million higher than in 2002. The higher interest expense in 2003 was mainly due to the issuance of fixed rate notes totaling $1.625 billion in 2002 and $900 million in May 2003. The proceeds from the notes were used to repay lower cost, variable rate debt borrowed under the Company's secured credit agreement. Higher debt levels in 2003 also contributed to the increase. Lower interest rates in 2003 on the Company's remaining variable rate debt partially offset the increase.

Provision for Income Taxes

        Excluding the effects of the Segment Operating charges discussed above and the additional interest charges for early retirement of debt, the Company's effective tax rate from continuing operations for 2003 was 27.9%. Excluding the effects of the Segment Operating charges discussed above and the additional interest charges for the early retirement of debt, the Company's effective tax rate from continuing operations for 2002 was 28.4%. The lower effective tax rate in 2003 is principally due to a change in Italian tax laws, including a rate decrease that was enacted late in the fourth quarter of 2003.

Minority Share Owners' Interest in Earnings of Subsidiaries

        Minority share owners' interest in earnings of subsidiaries for 2003 was $25.8 million compared to $25.5 million for 2002.

Earnings from Continuing Operations

        For 2003, the Company recorded a net loss from continuing operations of $330.1 million compared to a net loss from continuing operations before cumulative effect of accounting change of $38.2 million for the year ended December 31, 2002. The after tax effects of the items excluded from Segment Operating Profit and the additional interest charges discussed above, increased or decreased earnings in 2003 and 2002 as set forth in the following table (millions of dollars).

	Net Earnings Increase (Decrease)
Description	2003	2002
Write-down of equity investment	$(50.0)	$—
Write-down of Plastics Packaging assets in the Asia Pacific-region	(30.1)
Increase in the reserve for future asbestos related costs	(292.5)	(308.8)
Loss on the sale of long-term notes receivable	(37.4)
Loss on the sale of certain closures assets	(25.8)
Shutdown of the Milton, Ontario glass container factory	(19.5)
Shutdown of the Hayward, California glass container factory	(17.8)
Shutdown of the Perth, Australia glass container factory	(17.4)
Note repurchase premiums and write-off of finance fees	(9.1)	(5.7)

Total	$(499.6)	$(314.5)

Results of Operations—Comparison of 2002 with 2001

Net Sales

        The Company's net sales by segment (dollars in millions) for 2002 and 2001 are presented in the following table. The Plastics Packaging amounts reflect the continuing operations and therefore, the results of the discontinued operations have been reclassified from the 2002 and 2001 amounts. For further information, see Segment Information included in Note 18 to the Consolidated Financial Statements.

	2002	2001
Glass Containers	$3,875.2	$3,572.3
Plastics Packaging	746.0	766.9
Other		4.5

Segment and consolidated net sales	$4,621.2	$4,343.7

        Consolidated net sales for 2002 increased $277.5 million, or 6.4%, to $4,621.2 million from $4,343.7 million in 2001.

        Net sales of the Glass Containers segment increased $302.9 million, or 8.5%, over 2001. In North America, the additional sales from the October 2001 acquisition of the Canadian glass container operations and increased shipments of containers for liquor and wine were partially offset by decreased shipments of containers for food, teas and juices. The combined U.S. dollar sales of the segment's other operations outside the U.S. increased 2.6% over the prior year. Increased shipments throughout most of the Asia Pacific region and portions of Europe were partially offset by the absence of the glass container operations in India, which were sold in 2001, and the effects of political and economic uncertainty in Venezuela. A national strike in Venezuela that began in early December 2002 caused energy supply curtailments that forced the Company to temporarily idle its two plants in the country, adversely affecting 2002 net sales by approximately $20 million. The effects of changing foreign currency exchange rates increased U.S. dollar sales of the segment's operations in Europe and the Asia Pacific region by approximately $90 million and decreased U.S. dollar sales of the segment's operations in South America by approximately $60 million.

        The change in net sales for the Glass Containers segment can be summarized as follows:

2001 Net sales—Glass Containers segment		$3,572.3
The additional sales for the acquired Canadian operations	$248.1
Divested business in India	(32.9)
The effects of sales volume, price and mix	57.7
The effects of the national strike in Venezuela	(20.0)
The effects of changing foreign currency rates on net sales in Europe and Asia Pacific	90.2
The effects of changing foreign currency rates on net sales in South America	(59.9)
Other	19.7

Total net effect on sales		302.9

2002 Net sales—Glass Containers segment		$3,875.2

        Net sales of the Plastics Packaging segment decreased $20.9 million, or 2.7%, from 2001. Increased shipments of closures for food, juice and other beverages were more than offset by lower unit pricing in some product lines and the absence of sales from several small businesses divested during 2002. The effects of lower resin cost pass-throughs increased sales approximately $1.4 million compared to 2001.

        The change in net sales for the Plastics Packaging segment can be summarized as follows:

2001 Net sales—Plastics Packaging segment		$766.9
The effect of sales volume, price and mix	$(15.5)
Divested businesses	(10.2)
Effects of higher resin cost pass-throughs	1.4
The effects of changing foreign currency rates on net sales the Asia Pacific region	8.6
Other	(5.2)

Total net effect sales		(20.9)

2002 Net sales—Plastics Packaging segment		$746.0

Segment Operating Profit

        The Company's Segment Operating Profit results (dollars in millions) for 2002 and 2001 are presented in the following table. The Plastics Packaging Segment Operating Profit amounts reflect the continuing operations and therefore, the results of the discontinued operations have been reclassified from the 2002 and 2001 amounts. For further information, see Segment Information included in Note 18 to the Consolidated Financial Statements.

	2002	2001
Glass Containers	$709.0	$627.1
Plastics Packaging	136.0	141.7
Other		0.2
Eliminations and other retained items	(83.1)	(64.0)

        Segment Operating Profit of the Glass Containers segment increased $81.9 million to $709.0 million, compared to $627.1 million in 2001. The combined U.S. dollar Segment Operating Profit of the segment's operations outside the U.S. increased 7.7% over prior year. Increased shipments throughout most of the Asia Pacific region and portions of Europe and moderately improved pricing in Europe were partially offset by lower shipments in Brazil and Colombia, the national strike in Venezuela as discussed above and unfavorable currency translation rates throughout most of South America. In North America, Segment Operating Profit increased 18% over 2001 principally as a result of the Canadian glass container operations acquired early in the fourth quarter of 2001, moderately improved pricing and product mix, increased shipments of containers for liquor and wine and the recognition of the remaining deferred income associated with the early termination of an energy supply agreement, partially offset by the conversion of certain food and beverage containers to plastic packaging.

        The change in Segment Operating Profit for the Glass Containers segment can be summarized as follows:

2001 Segment Operating Profit—Glass Containers		$627.1
The effects of sales volume, price and mix	$42.0
Increased warehouse and freight costs	(11.1)
The absence of the India operations sold in 2001	35.6
The addition of the acquired Canadian operations	28.0
Higher energy costs	(10.9)
The effects of the national strike in Venezuela	(4.4)
The effects of changing foreign currency rates on Segment Operating Profit in Europe and Asia Pacific	14.5
The effects of changing foreign currency rates on Segment Operating Profit in South America	(11.5)
Other	(0.3)

Total net effect on Segment Operating Profit		81.9

2002 Segment Operating Profit—Glass Containers		$709.0

        Segment Operating Profit of the Plastics Packaging segment decreased $5.7 million, or 4.0%, to $136.0 million compared to $141.7 million in 2001. Favorable effects included increased shipments of closures for food, juice and other beverages as well as improved manufacturing performance. These favorable effects were more than offset by lower unit pricing in some product lines and discontinued production for a major customer in the advanced technology systems business as the customer moved production from the U.S. to the Far East. The Company commissioned a new factory in the Asia Pacific region to continue to supply this customer which became fully operational early in 2003. While the Company continues to supply this customer from the new facility, the margins on these products will be lower than in prior periods. The Plastics Packaging segment operates in a number of highly competitive markets and incurred significant pricing pressure during 2002 in some product lines which the Company expected to partially offset by increased unit volume, improved productivity and reduced costs.

        The change in Segment Operating Profit for the Plastics Packaging segment can be summarized as follows:

2001 Segment Operating Profit—Plastics Packaging		$141.7
The effects of price, volume and mix	$(5.6)
Increased productivity and improved purchasing leverage	8.6
The effects of a customer relocating to Singapore	(14.2)
Other	5.5

Total net effect on Segment Operating Profit		(5.7)

2002 Segment Operating Profit—Plastics Packaging		$136.0

        Eliminations and other retained items were higher by $19.1 million from 2001 reflecting lower net financial services income due to the sale of the Company's Harbor Capital Advisors business in the second quarter of 2001 as well as higher information systems spending during the year.

        Consolidated Segment Operating Profit for 2002 was $761.9 million and excluded a charge of $475.0 million to increase the reserve for future asbestos related costs. Consolidated Segment Operating Profit for 2001 was $705.0 million and excluded the following items: (1) a gain of $457.3 million related to the sale of the Harbor Capital Advisors business; (2) a $10.3 million gain from the sale of a minerals business in Australia; (3) a $2.8 million gain from the sale of the Company's label business; (4) a charge of $31.0 million related to the loss on the sale of the Company's facilities in India; (5) charges of $28.7 million related to special employee benefit programs; (6) restructuring and impairment charges of $74.0 million as discussed further below; and (7) goodwill amortization of $55.9 million. These items were excluded from Segment Operating Profit because management considered them not representative of ongoing operations.

Net Interest

        Interest expense, net of interest income, increased $14.5 million from 2001. The effects of lower short-term variable interest rates were mostly offset by the first quarter 2002 issuance of $1.0 billion principal amount of 8 7/8% Senior Secured Notes due 2009 and the fourth quarter 2002 issuance of $625 million principal amount of 8 3/4% Senior Secured Notes due 2012. Proceeds from the 8 7/8% Senior Secured Notes due 2009 and the 8 3/4% Senior Secured Notes due 2012 were used to repay lower cost, variable rate debt borrowed under the original secured credit agreement. During 2002, the Company wrote off unamortized deferred finance fees related to indebtedness repaid prior to its scheduled maturity and recorded additional charges to interest expense of $9.1 million. During 2001, the Company wrote off unamortized deferred finance fees related to indebtedness repaid prior to its scheduled maturity and recorded an additional charge to interest expense of $4.7 million. Also affecting net interest for 2001 was a net interest charge of $4.0 million related to the resolution of the transfer of pension assets and liabilities for a previous acquisition and divestiture.

Provision for Income Taxes

        During 2001, the Company recorded a $6.0 million income tax charge to adjust liabilities in Italy as a result of legislation passed that year. Excluding goodwill amortization and the other items excluded from Segment Operating Profit, additional interest charges for the early retirement of debt, the net interest charge related to the resolution of the transfer of pension assets and liabilities for a previous acquisition and divestiture, and the Italian income tax charge, the Company's effective tax rate was 28.4% for 2002 compared to 29.2% for 2001.

Earnings from Continuing Operations

        For the year ended December 31, 2002, the Company recorded a loss from continuing operations before cumulative effect of accounting change of $38.2 million compared to earnings from continuing operations of $365.0 million for 2001. The after tax effects of the items excluded from Segment Operating Profit, as well as the additional interest charges and tax adjustment discussed above, increased or decreased earnings in 2002 and 2001 as set forth in the following table (millions of dollars).

	Earnings from Continuing Operations
	Increase (Decrease)
Description
	2002	2001
Gain on the sale of the Harbor Capital Advisors business		$284.4
Gain on the sale of the Company's label business and the sale of a minerals business in Australia		12.0
Adjustment of the reserve for future asbestos related costs	$(308.8)
Restructuring and impairment charges		(60.2)
Loss on the sale of the Company's facilities in India		(31.0)
Special employee benefit programs		(18.0)
Charges to adjust net income tax liabilities in Italy		(6.0)
Write off unamortized deferred finance fees related to indebtedness repaid prior to its scheduled maturity	(5.7)	(2.9)
Net interest on the resolution of the transfer of pension assets and liabilities for a previous acquisition		(2.8)
Goodwill amortization		(55.9)

Total	$(314.5)	$119.6

Acquisition of BSN Glasspack S.A.

        On June 21, 2004, the Company completed the BSN Acquisition. Total consideration for the BSN Acquisition was approximately $1.3 billion, including the assumption of debt. BSN was the second largest glass container manufacturer in Europe with manufacturing facilities in France, Spain, Germany and Holland. The BSN Acquisition was financed with borrowings under the Company's Second Amended and Restated Secured Credit Agreement. In an agreement with the European Commission, the Company committed to divest two plants (located in Barcelona, Spain, and Corsico, Italy) as part of the transaction.

        The acquisition was part of the Company's overall strategy to improve its presence in the European market in order to better serve the needs of its customers throughout the European region and to take advantage of synergies in purchasing and costs reduction that will allow the Company to significantly improve the earnings contribution provided by the entire European operations. This integration strategy should lead to significant improvement in earnings by the end of 2007. Certain actions contemplated by the integration strategy may require additional accruals that will increase goodwill or result in one-time charges to operations. The Company is currently in the process of evaluating its capacity in relation to the overall market demand in Europe and may decide to reduce capacity based upon this evaluation.

        The total purchase cost of approximately $1.3 billion will be allocated to the tangible and identifiable intangible assets and liabilities based upon their respective fair values. Such allocations will be based upon valuations which have not been finalized. Accordingly, the allocation of the purchase consideration included in the accompanying Condensed Consolidated Balance Sheet at September 30,

2004, is preliminary and includes $773.5 million in goodwill representing the unallocated portion of the purchase price. The Company expects that a substantial portion of the valuation process will be completed by the end of 2004 and the balance will be completed no later than the second quarter of 2005.

        The Company's third quarter 2004 results include net sales and Segment Operating Profit contributions of approximately $365 million and $0.1 million, respectively, from this newly acquired business. The Company's results for the nine month period ended September 30, 2004, included three full months plus 10 days of BSN operations and include net sales and Segment Operating Profit contributions of approximately $416 million and $0.5 million, respectively, from this newly acquired business. The $0.5 million Segment Operating Profit contribution includes a reduction in gross profit of $31.1 million related to the impact of the acquisition step-up of BSN finished goods inventory as required by FAS No. 141.

        The incremental interest expense included in the Company's third quarter results related to BSN was approximately $26 million.

Discontinued Operations

        On October 7, 2004, the Company completed the sale of its blow-molded plastic container operations in North America, South America and Europe, to Graham Packaging Company, L.P., a portfolio company of The Blackstone Group. Cash proceeds of approximately $1.2 billion were used to repay term loans under the Company's secured credit facility, which was amended to permit the sale.

        Included in the sale were 24 plastics manufacturing plants in the U.S., two in Mexico, three in Europe and two in South America, serving consumer products companies in the food, beverage, household, chemical and personal care industries. The blow-molded plastic container operations were part of the Plastics Packaging segment.

        As required by FAS No. 144, the Company has presented the results of operations for the blow-molded plastic container business in the Condensed Consolidated Results of Operations for the three and nine month periods ended September 30, 2004 and 2003 as a discontinued operation. Interest expense was allocated to discontinued operations based on debt that was required to be repaid from the proceeds. As such, the prior periods have been reclassified to conform to this presentation. At September 30, 2004, the assets and liabilities of the blow-molded plastic container business were presented in the Condensed Consolidated Balance Sheet as the assets and liabilities of discontinued operations.

        The following summarizes the revenues and expenses of the discontinued operations as reported in the Condensed Consolidated Results of Operation for the period indicated:

	Nine months ended September 30,
	2004	2003
Revenues:
Net sales	$858.6	$843.0
Other revenue	7.6	7.3

	866.2	850.3
Costs and expenses:
Manufacturing, shipping and delivery	736.6	725.7
Research, development and engineering	15.7	15.9
Selling and administrative	21.8	23.2
Interest	44.1	44.5
Other	22.7	10.0

	840.9	819.3

Earnings before items below	25.3	31.0
Provision for income taxes	15.7	12.7

Net earnings from discontinued operations	$9.6	$18.3

	Years ended December 31,
	2003	2002	2001
Revenues:
Net sales	$1,083.4	$1,019.2	$1,058.8
Other revenue	9.0	9.7	11.6

	1,092.4	1,028.9	1,070.4
Costs and expenses:
Manufacturing, shipping, and delivery	949.3	840.5	859.1
Research and development and engineering	20.2	22.4	23.4
Selling and administrative	33.8	30.7	27.2
Interest	60.8	64.9	80.3
Other	681.0	6.7	70.7

	1,745.1	965.2	1,060.7

Earnings before items below	(652.7)	63.7	9.7
Provision for income taxes	8.0	25.7	17.5
Minority share owners' interests in earnings of subsidiaries			0.6

Net earnings of discontinued operations	$(660.7)	$38.0	$(8.4)

        The Condensed Consolidated Balance Sheet at September 30, 2004 included the following assets and liabilities of the discontinued operations:

Balance at Sept. 30, 2004
Assets:
Inventories	$139.4
Accounts receivable	131.9
Other current assets	9.5

Total current assets	280.8
Goodwill	149.0
Other long-term assets	72.4
Net property, plant and equipment	699.8

Total assets	$1,202.0

Liabilities:
Accounts payable and other current liabilities	$122.4
Other long-term liabilities	44.8

Total liabilities	$167.2

        The condensed consolidated balance sheets at December 31, 2003 and 2002 included the following assets and liabilities:

	Balance at December 31,
	2003	2002
Assets:
Inventories	$155.0	$146.4
Accounts receivable	112.1	91.9
Other current assets	14.8	18.1

Total current assets	281.9	256.4
Goodwill	149.0	819.0
Other long-term assets	79.2	81.5
Net property, plant and equipment	729.2	723.4

Total assets	$1,239.3	$1,880.3

Liabilities:
Accounts payable and other current liabilities	$103.0	$128.7
Other long-term liabilities	64.0	94.7

Total liabilities	$167.0	$223.4

Sale of Long-term Notes Receivable

        On July 11, 2003, the Company received payments totaling 100 million British pounds sterling (US$163.0 million) in connection with the sale to Ardagh Glass Limited of certain long-term notes receivable. The notes were received from Ardagh in 1999 by the Company's wholly-owned subsidiary, United Glass Limited, in connection with its sale of Rockware, a United Kingdom glass container manufacturer obtained in the 1998 acquisition of the worldwide glass and plastics packaging businesses of BTR plc. The notes were due in 2006 and interest had previously been paid in kind through periodic increases in outstanding principal balances. The proceeds from the sale of the notes were used to reduce outstanding borrowings under the Company's Secured Credit Agreement. The notes were sold at a discount of approximately 22.6 million British pounds sterling. The resulting loss of US$37.4 million (US$37.4 million after tax) was included in the results of operations of the second quarter of 2003.

Capacity Curtailments

        Over the last several years, the Company has significantly improved its overall worldwide glass container labor and machine productivity, as measured by output produced per man-hour. By applying its technology and worldwide best practices, the Company has been able to significantly increase the daily output of glass-forming machines. As a result of these increases in productivity, the Company has had to close glass plants in order to keep its capacity in balance with required production volumes.

        In August 2003, the Company announced the permanent closing of its Hayward, California glass container factory. Production at the factory was suspended in June following a major leak in its only glass furnace. As a result, the Company recorded a capacity curtailment charge of $28.5 million ($17.8 million after tax) in other costs and expenses in the results of operations for 2003.

        The closing of this factory resulted in the elimination of approximately 170 jobs and a corresponding reduction in the Company's workforce. The Company expects to save approximately $12 million per year by closing this factory and moving the production to other locations. The Company anticipates that it will pay out approximately $15 million in cash related to severance, benefits, lease commitments, plant clean-up, and other plant closing costs. The Company expects that a substantial portion of these costs will be paid out by the end of 2005.

        In November 2003, the Company announced the permanent closing of its Milton, Ontario glass container factory. The closing of this factory is part of the Company's previously announced capacity utilization review. This closing is part of an effort to bring capacity and inventory levels in line with anticipated demand. As a result, the Company recorded a capacity curtailment charge of $20.1 million ($19.5 million after tax) in other costs and expenses in the results of operations for 2003.

        The closing of this factory in November 2003 resulted in the elimination of approximately 150 jobs and a corresponding reduction in the Company's workforce. The Company eventually expects to save approximately $8.5 million per year by closing this factory and moving the production to other locations. The Company anticipates that it will pay out approximately $8.0 million in cash related to severance, benefits, plant clean-up, and other plant closing costs. The Company expects that the majority of these costs will be paid out by the end of 2005.

        In December 2003, the Company announced the permanent closing of its Perth, Australia glass container factory. The closing of this factory is part of the Company's previously announced capacity utilization review. This closing is part of an effort to reduce overall capacity in Australia and bring inventory levels in line with anticipated demand. The Perth plant's western location and small size contributed to the plant being a higher cost facility that was no longer economically feasible to operate. As a result, the Company recorded a capacity curtailment charge of $23.9 million ($17.4 million after tax) in other costs and expenses in the results of operations for 2003.

        The closing of this factory in December 2003 resulted in the elimination of approximately 107 jobs and a corresponding reduction in the Company's workforce. The Company expects to save approximately $9 million per year by closing this factory and eventually moving the production to other locations. The Company anticipates that it will pay out approximately $10 million in cash related to severance, benefits, plant clean-up, and other plant closing costs. The majority of these costs were paid out by the end of the third quarter of 2004.

        The 2001 operating results included pretax charges of $74.0 million related to the following: (1) charges of $66.1 million principally related to a restructuring program and impairment at certain of the Company's international and domestic operations. The charge included the impairment of assets at the Company's affiliate in Puerto Rico and the consolidation of manufacturing capacity and the closing of a facility in Venezuela. The program also included consolidation of capacity at certain other international and domestic facilities in response to decisions about pricing and market strategy and (2) a charge of $7.9 million related to restructuring manufacturing capacity in the medical devices business. The Company substantially completed these restructuring programs during 2002. The cost savings from the 2001 restructuring program were not material.

Sale of Certain Closures Assets

        During the fourth quarter of 2003, the Company completed the sale of its assets related to the production of plastic trigger sprayers and finger pumps. Included in the sale were manufacturing facilities in Bridgeport, Connecticut and El Paso, Texas, in addition to related production assets at the Erie, Pennsylvania plant. As a result of the sale, the Company recorded a loss of $41.3 million ($25.8 million after tax) in the third and fourth quarters of 2003. The net cash proceeds from the sale of approximately $44 million, including liquidation of related working capital, were used to reduce debt.

        The Company's decision to sell its assets related to the production of plastic trigger sprayers and finger pumps was consistent with its objectives to improve liquidity and to focus on its core businesses.

Plastics Packaging Assets

        In August of 2003, the Company initiated a review of its Plastics Packaging assets in the Asia Pacific region. The review was completed during the fourth quarter of 2003. The Company used a combination of estimated divestment cash flows, which included bid prices from potential purchasers, and partial liquidation values for certain assets to determine the net realizable values of the assets. The Company compared the estimated net realizable values to the book values of the asset and determined that an asset impairment existed. As a result, the Company recorded a charge of $43.0 million ($30.1 million after tax) to write-down the assets to realizable values. Certain of the plastics businesses in the Asia Pacific region operate in highly competitive markets leading to reduced profit margins. In addition, the Company's PET container business has lost a significant amount of business in the past few years. The reduced business and overall excess capacity in the industry has caused a reduction in the overall value of the business. The Company has entered into an agreement to sell a significant portion of its Asia Pacific plastic business for approximately $60 million (excluding PET container operations). The sale of this business is subject to certain regulatory and other approvals.

Write-down of Equity Investment

        During the fourth quarter of 2003, the Company determined that the value of its 25% investment in a North American soda ash mining operation was impaired and not likely to recover. Increasing global competition and recent development of foreign sources of soda ash have created significant excess capacity in that industry. The resulting competitive environment caused management of the soda ash mining operation to significantly lower its projections of earnings and cash flows. Following an evaluation of future estimated earnings and cash flows, the Company determined that its carrying value should be written down to estimated fair value and recorded a $50 million charge in the fourth quarter which substantially reduced the carrying value of this equity method investment.

Asbestos-Related Costs

        The charge for asbestos-related costs of $450.0 million ($292.5 million after tax), recorded in the fourth quarter of 2003, represented an increase in the accrued liability for estimated future asbestos-related costs. Following the completion of a comprehensive review of its asbestos-related liabilities and costs during the fourth quarter of 2003, the Company concluded that an increase in the accrued liability was required to provide for estimated indemnity payments and legal fees arising from asbestos personal injury lawsuits and claims pending and expected to be filed in the next several years.

        Asbestos-related cash payments for 2003 were $199.0 million, a reduction of $22.1 million, or 10%, from 2002. During 2003, the Company disposed of approximately 21,000 claims. Certain dispositions in 2003 and prior years have included deferred amounts payable over periods ranging up to seven years. Deferred amounts payable at December 31, 2003 were approximately $87 million compared with approximately $50 million at December 31, 2002. The Company anticipates that cash flows from operations and other sources will be sufficient to meet all asbestos-related obligations on a short-term and long-term basis.

        As of December 31, 2003, the number of asbestos-related claims pending against the Company was approximately 29,000, up from approximately 24,000 pending claims at December 31, 2002. In the second quarter of 2003, the Company received approximately 7,000 new filings in advance of the effective date of the recently-enacted Mississippi tort reform law. Approximately 60% of those filings are cases with exposure dates after the Company's 1958 exit from the business for which the Company takes the position that it has no liability.

        A former business unit of the Company produced a minor amount of specialized high-temperature insulation material containing asbestos from 1948 until 1958, when the business was sold. In line with its limited involvement with an asbestos-containing product and its exit from that business over 45 years ago, the Company will continue to work aggressively to minimize the number of incoming cases and will continue to limit payments to only those impaired claimants who were exposed to the Company's products and whose claims have merit under applicable state law. See Note 19 to the Consolidated Financial Statements for further information.

Capital Resources and Liquidity

Current and Long-Term Debt

        The Company's total debt at September 30, 2004 was $6.59 billion, compared to $5.43 billion at December 31, 2003 and $5.50 billion at September 30, 2003.

        In the first quarter of 2004, the Company's subsidiary borrowers entered into the Second Amended and Restated Secured Credit Agreement. At September 30, 2004 the Second Amended and Restated Secured Credit Agreement provided for up to $2.7 billion of U.S. dollar borrowings and 52 million of Euro borrowings. At September 30, 2004, the Company's subsidiary borrowers had unused credit of $448.6 million available under the Second Amended and Restated Secured Credit Agreement.

        The weighted average interest rate on borrowings outstanding under the Second Amended and Restated Secured Credit Agreement at September 30, 2004 was 4.83%. Including the effects of cross-currency swap agreements related to borrowings under the Second Amended and Restated Secured Credit Agreement by the Company's Australian, European and Canadian subsidiaries, as discussed in Note 10, the weighted average interest rate was 5.10%.

        On October 7, 2004, in connection with the sale of the Company's blow-molded plastic container operations, the Company's subsidiary borrowers entered into the Third Amended and Restated Secured Credit Agreement. The proceeds for the sale were used to repay C and D term loans and a portion of the B1 term loan outstanding under the previous agreement. The Third Amended and Restated Secured Credit Agreement includes a $600 million revolving credit facility and a $380 million A1 term loan, each of which has a final maturity date of April 1, 2007. It also includes a $275 million B1 term loan, and $230 million C1 term loan, and a 52 million Euro C2, each of which has a final maturity date of April 1, 2008. The Third Amended and Restated Secured Credit Agreement eliminated the provisions related to the C3 term loan that was cancelled on August 19, 2004. The Third Amended and Restated Secured Credit Agreement also permits the Company, at its option, to refinance certain of its outstanding notes and debentures prior to their scheduled maturity.

        The Third Amended and Restated Secured Credit Agreement contains covenants and provisions that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain debt instruments, pay dividends, create liens on assets, enter into contingent obligations, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the Third Amended and Restated Secured Credit Agreement contains financial covenants that require the Company to maintain specified financial ratios and meet specified tests based upon financial statements of the Company and its subsidiaries on a consolidated basis, including minimum fixed charge coverage ratios, maximum leverage ratios, minimum net worth and specified capital expenditure tests.

        As part of the BSN Acquisition, the Company assumed the senior subordinated notes of BSN. The 10.25% senior subordinated notes are due August 1, 2009 and have a face amount of 140.0 million euros and were recorded at the acquisition date at a fair value of 147.7 million euros. The 9.25% senior subordinated notes are due August 1, 2009 and have a face amount of 160 million euros and were recorded at the acquisition date at a fair value of 168.0 million euros. Each of these offerings is the subject of a tender offer.

        During May 2003, a subsidiary of the Company issued Senior Secured Notes totaling $450 million and Senior Notes totaling $450 million. The notes bear interest at 7.75% and 8.25%, respectively, and are due May 15, 2011 and May 15, 2013, respectively. Both series of notes are guaranteed by the Company and substantially all of its domestic subsidiaries. In addition, the assets of substantially all of the Company's domestic subsidiaries are pledged as security for the Senior Secured Notes. The indentures for the 7.75% Senior Secured Notes and the 8.25% Senior Notes have substantially the same restrictions as the previously issued 8.875% and 8.75% Senior Secured Notes. The issuing subsidiary used the net proceeds from the notes of approximately $880 million to purchase in a tender offer $263.5 million of OI Inc.'s $300 million 7.85% Senior Notes due 2004 and repay borrowings under the then existing credit agreement. Concurrently, available credit under the then existing credit agreement was reduced to approximately $1.9 billion. As part of the issuance of these notes and the related tender offer, the Company recorded in the second quarter of 2003 additional interest charges of $13.2 million for note repurchase premiums and the related write-off of unamortized finance fees and $3.6 million ($1.3 million for continuing operations) for the write-off of unamortized finance fees related to the reduction of available credit under the previous credit agreement.

        The Senior Secured Notes totaling $2.075 billion and Senior Notes totaling $450 million that were issued during 2002 and 2003 were part of the Company's plan to improve financial flexibility by issuing long-term fixed rate debt. While this strategy extended the maturity of the Company's debt, long-term fixed rate debt increases the cost of borrowing compared to shorter term, variable rate debt.

Cash Flows

        Cash provided by continuing operating activities was $382.1 million for the first nine months of 2004 compared to $130.9 million for the first nine months of 2003, an improvement of $251.2 million. Cash required for working capital in the first nine months of 2004 was $207.8 million less than the first nine months of 2003. Inventories in North American glass container operations were lower than prior year as a result of tighter management of inventory levels as part of the Company's overall focus on working capital improvement. Inventory levels in the Australian and European glass container operations, excluding the BSN Acquisition, were also lower, as compared to the prior year. These lower inventories along with lower accounts receivable are part of the Company's focus on working capital management to improve cash flow.

        For the year ended December 31, 2003, the Company paid $458.8 million in cash interest compared with $372.1 million for 2002. The increase in cash interest paid is due in part to the issuance of the Senior Secured and Senior Notes discussed above. The increase is also due to overall higher levels of debt. These increases were partially offset by lower overall interest rates on the Company's variable rate debt borrowed under the Second Amended and Restated Secured Credit Agreement. The Company expects that the effects of additional higher cost fixed rate debt will add approximately $22 million to interest expense for full year of 2004 compared to the full year of 2003. As discussed further below, the Company has implemented an ongoing program to swap up to $1.2 billion of fixed rate debt into floating rate debt. The Company expects that this program will save approximately $26 million in cash interest paid during 2004. Following the BSN Acquisition, the Company's cash interest payments will increase substantially as a result of the additional borrowings and assumed debt. The amount of such additional payments will depend partially on future interest rates, however, based on rates in effect at the end of 2003, the Company expects cash interest payments to increase by approximately $75 million on an annual basis.

        Asbestos-related payments for 2003 decreased $22.1 million, or 10.0%, to $199.0 million, compared with $221.1 million for 2002. The Company expects that its total asbestos-related payments in 2004 will be moderately lower than 2003. Based on the Company's expectations regarding future payments for lawsuits and claims and also based on the Company's expected operating cash flow, the Company believes that the payment of any deferred amounts of previously settled or otherwise determined lawsuits and claims, and the resolution of presently pending and anticipated future lawsuits and claims associated with asbestos, will not have a material adverse effect upon the Company's liquidity on a short-term or long-term basis.

        For 2003, cash provided by operating activities (continuing operations) was $305.0 million compared with $431.9 million for 2002. The decrease is due in part to an overall increase in working capital. The increase in working capital is partially due to an increase in inventories in domestic glass container operations partially due to lower shipments. Inventory levels in domestic plastic containers and the Australian glass container operations were also higher, as compared to the prior year. An increase in accounts receivable for certain European affiliates and for the Company's affiliate in Brazil was the result of increased sales. Cash flow in 2003 also lacks the benefit of a significant collection of past due accounts receivable from the Canadian acquisition which were collected in 2002. During 2004, the Company is continuing its focus on reducing inventory levels around the world and reducing accounts receivable balances by vigorously pursuing past due receivables.

        For 2003, the Company's capital spending for additions to property, plant and equipment (continuing operations) was $344.4 million compared with $395.8 million for 2002. The Company continues to focus on reducing capital spending and improving its return on capital invested by improving capital efficiency. The Company expects to reduce its capital spending on existing facilities during 2004 by limiting the number of expansion projects and only undertaking projects with relatively short payback periods.

        On July 11, 2003, the Company received payments totaling 100 million British pounds sterling (US$163.0 million) in connection with the sale to Ardagh Glass Limited of certain long-term notes receivable as discussed further above. The proceeds from the sale of the notes were used to reduce outstanding borrowings under the Second Amended and Restated Secured Credit Agreement.

        For 2003, the Company received $66.7 million from divestitures and other asset sales compared with $39.0 million in 2002. Included in 2003 was approximately $44 million from the divestiture of certain closures assets as discussed above.

        For 2003, the Company paid $44.5 million in finance fees related to the issuance of the Senior Secured and Senior Notes discussed above as well as the refinancing of the Second Amended and Restated Secured Credit Agreement. The Company paid $27.7 million in 2002 for the issuance of Senior Secured Notes. During 2003, the Company also paid and expensed $13.2 million of tender offer premiums.

        For 2003, the Company paid $123.1 million related to debt hedging activity compared to $70.9 million in 2002. As discussed further below, the Company's strategy is to use currency and interest rate swaps to convert U.S. dollar borrowings by the Company's international subsidiaries, principally in Australia, into local currency borrowings. During 2003, as a result of the U.S. dollar's decline against several foreign currencies, including the Australian dollar and the Canadian dollar, the Company paid significant amounts to settle these swaps at their maturity. The increase from prior year is largely due to a significantly larger decline in the U.S. dollar against the foreign currencies.

        The Company anticipates that cash flow from its operations and from utilization of credit available under the Third Amended and Restated Secured Credit Agreement will be sufficient to fund its operating and seasonal working capital needs, debt service and other obligations on a short-term and long-term basis.

Contractual Obligations and Off-Balance Sheet Arrangements

        The following information summarizes the Company's significant contractual cash obligations at December 31, 2003 (millions of dollars).

	Payments due by period
	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Contractual cash obligations:
Long-term debt	$5,394.0	$62.7	$428.9	$1,870.4	$3,032.0
Capital lease obligations	2.9	1.1	1.4	0.4
Operating leases	245.2	72.7	94.5	46.1	31.9
Interest	2,719.3	408.6	784.6	949.7	576.4
Pension benefit plan contributions	33.9	33.9
Postretirement benefit plan benefit payments	292.4	30.6	60.8	59.7	141.3

Total contractual cash obligations	$8,687.7	$609.6	$1,370.2	$2,926.3	$3,781.6

	Amount of commitment expiration per period
	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Other commercial commitments:
Standby letters of credit	$125.4	$125.4
Guarantees	9.0				$9.0

Total commercial commitments	$134.4	$125.4	$—	$—	$9.0

        As part of the BSN Acquisition, the Company acquired a trade accounts receivable securitization program through a BSN subsidiary, BSN Glasspack Services. The program was entered into by BSN in order to provide lower interest costs on a portion of its financing. In November 2000, BSN created a securitization program for its trade receivables through a sub-fund (the "fund") created in accordance with French Law. This securitization program, co-arranged by Credit Commercial de France (HSBC-CCF), and Gestion et Titrisation Internationales ("GTI") and managed by GTI, provides for an aggregate securitization volume of up to 210 million euros.

        Under the program, BSN Glasspack Services is permitted to sell receivables to the fund until November 5, 2006. According to the program, subject to eligibility criteria, certain, but not all, receivables held by the BSN Glasspack Services are sold to the fund on a weekly basis. The purchase price for the receivables is determined as a function of the book value and the term of each receivable and a Euribor three-month rate increased by a 1.51% margin. A portion of the purchase price for the receivables is deferred and paid by the fund to BSN Glasspack Services only when receivables are collected or at the end of the program. This deferred portion varies based on the status and updated collection history of BSN Glasspack Services' receivable portfolio.

        The transfer of the receivables to the fund is deemed to be a sale for U.S. GAAP purposes. The fund assumes all collection risk on the receivables and the transferred receivables have been isolated from BSN Glasspack Services and are no longer controlled by BSN Glasspack Services. The total securitization program cannot exceed 210 million euros ($259.0 million U.S. dollars at September 30, 2004). At September 30, 2004, the Company had $208.4 million U.S. dollars of receivables that were sold in this program. For the three months ended September 30, 2004, the Company received $389.7 million from the sale of receivables to the fund and paid interest of approximately $1.6 million.

        BSN Glasspack Services continues to service, administer and collect the receivables on behalf of the fund. This service rendered to the fund is invoiced to the fund at a normal market rate.

Critical Accounting Estimates

        The Company's analysis and discussion of its financial condition and results of operations are based upon its consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. The Company evaluates these estimates and assumptions on an ongoing basis, including but not limited to those related to pension benefit plans and goodwill. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from estimates. The impact and any associated risks related to estimates and assumptions are discussed within Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as in the Notes to the Condensed Consolidated Financial Statements, if applicable, where estimates and assumptions affect the Company's reported and expected financial results.

        The Company believes that accounting for pension benefit plans and goodwill involves the more significant judgments and estimates used in the preparation of its consolidated financial statements.

Pension Benefit Plans

        The Company recorded pension expense totaling approximately $6.4 million for the first nine months of 2004 and pretax pension credits of $22.6 million for the first nine months of 2003 from its principal defined benefit pension plans. The 2004 decrease in pretax pension credits is attributed to several factors discussed below.

        The determination of pension obligations and the related pension credits involves significant estimates. The most significant estimates are the discount rate used to calculate the actuarial present value of benefit obligations and the expected long-term rate of return on assets used in calculating the pension credits for the year. The Company uses discount rates based on yields of highly rated fixed income debt securities at the end of the year. At December 31, 2003, the weighted average discount rate for all plans was 6.1%. The Company uses an expected long-term rate of return on assets that is based on both past performance of the various plans' assets and estimated future performance of the assets. Past performance of the Company's pension plan assets has been particularly volatile in the last four years. Investment returns exceeded 20% during 2003 but were negative in each of the years 2000-2002. The Company refers to average historical returns over longer periods (up to 10 years) in setting its rates of return because short-term fluctuations in market value do not reflect the rates of return the Company expects to achieve based upon its long-term investing strategy. For 2004, the Company is using a weighted average expected long-term rate of return on pension assets of approximately 8.8% compared to 8.7% for the year ended December 31, 2003. The lower pretax credits to earnings in 2004 are principally attributable to a lower asset base, higher amortization of previous actuarial losses and generally lower discount rates (6.10% for 2004 compared with 6.52% for 2003). Depending on international exchange rates and including BSN, the Company expects to record approximately $11.0 million of pension expense for the full year of 2004, compared with credits to earnings of $29.9 million in 2003.

        Future effects on reported results of operations depend on economic conditions and investment performance. For example, a one-half percentage point change in the actuarial assumption regarding the expected return on assets would result in a change of approximately $16 million in pretax pension credits for the full year 2004. In addition, changes in external factors, including the fair values of plan assets and the discount rates used to calculate plan liabilities, could result in possible future balance sheet recognition of additional minimum pension liabilities.

        If the Accumulated Benefit Obligation ("ABO") of any pension plan of the Company in the U.S. or Australia exceeds the fair value of its assets at the next measurement date of December 31, 2004, the Company will be required to write off the related prepaid pension asset and record a liability equal to the excess of the ABO over the fair value of the asset of such plan at the next measuring date of December 31, 2004. The non-cash charge would result in a decrease in the Accumulated Other Comprehensive Income component of share owners' equity that would significantly reduce net worth. Amounts related to the Company's U.S. and Australian plans as of December 31, 2003 were as follows (millions of dollars):

	U.S. Salary	U.S. Hourly	Australian Plans	Total
Fair value of assets	$796.2	$1,496.4	$97.3	$2,389.9
Accumulated benefit obligations	748.7	1,358.9	83.9	2,191.5

Excess	$47.5	$137.5	$13.4	$198.4

Prepaid pension asset	$354.5	$590.4	$22.2	$967.1

        Even if the fair values of the U.S. plans' assets are less than ABO at December 31, 2004, however, the Company believes it will not be required to make cash contributions to the U.S. plans for at least several years. The covenants under the Company's Third Amended and Restated Secured Credit Agreement would not be affected by a reduction in the Company's net worth if a significant charge was taken to write off the prepaid pension assets.

Contingencies and Litigation

        The Company believes that its ultimate asbestos-related liability (i.e., its indemnity payments or other claim disposition costs plus related legal fees) cannot be estimated with certainty. The Company's ability to reasonably estimate its liability has been significantly affected by the volatility of asbestos-related litigation in the United States, the expanding list of non-traditional defendants that have been sued in this litigation and found liable for substantial damage awards, the continued use of litigation screenings to generate new lawsuits, the large number of claims asserted or filed by parties who claim prior exposure to asbestos materials but have no present physical impairment as a result of such exposure, and the growing number of co-defendants that have filed for bankruptcy. The Company believes that the bankruptcies of additional co-defendants have resulted in an acceleration of the presentation and disposition of a number of claims, which would otherwise have been presented and disposed of over the next several years. The Company continues to monitor trends which may affect its ultimate liability and continues to analyze the developments and variables affecting or likely to affect the resolution of pending and future asbestos claims against the Company.

        The Company completed a comprehensive review of its asbestos-related liabilities and costs in connection with finalizing and reporting its results for 2003, and expects to conduct a comprehensive review annually thereafter, unless significant changes in trends or new developments warrant an earlier review. If the results of the annual comprehensive review indicate that the existing amount of the accrued liability is insufficient to cover its estimated costs, then the Company will record an appropriate charge to increase the accrued liability. Following the completion of its comprehensive review during the fourth quarter of 2003, the Company concluded that an increase in the accrued liability was required to provide for estimated indemnity payments and legal fees arising from asbestos personal injury lawsuits and claims pending and expected to be filed in the next several years. The resulting charge of $450 million ($292.5 million after tax) was reflected in the results of operations for the fourth quarter of 2003.

        The Company's estimates are based on a number of factors as described further in Note 19 to the Consolidated Financial Statements.

Goodwill

        As required by FAS No. 142, "Goodwill and Other Intangibles," the Company evaluates goodwill annually (or more frequently if impairment indicators arise) for impairment. The Company conducts its evaluation as of October 1 of each year. Goodwill impairment testing is performed using the business enterprise value ("BEV") of each reporting unit which is calculated as of a measurement date by determining the present value of debt-free, after-tax future cash flows, discounted at the weighted average cost of capital of a hypothetical third-party buyer. This BEV is then compared to the book value of each reporting unit as of the measurement date to assess whether an impairment exists.

        During the fourth quarter of 2003, the Company completed its annual impairment testing and determined that an impairment existed in the goodwill of its consumer products reporting unit. Following a review of the valuation of the unit's identifiable assets, the Company recorded an impairment charge of $670.0 million to reduce the reported value of its goodwill.

        If the Company's projected debt-free, after-tax cash flows were substantially lower, or if the assumed weighted average cost of capital were substantially higher, the testing performed as of October 1, 2003, may have indicated an impairment of one or more of the Company's other reporting units and, as a result, the related goodwill would also have been written down. However, based on the Company's testing as of that date, modest changes in the projected cash flows or cost of capital would not have created impairment in other reporting units. For example, if projected debt-free, after-tax cash flows had been decreased by 5%, or alternatively if the weighted average cost of capital had been increased by 5%, the resulting lower BEV's would still have exceeded the book value of each reporting unit by a significant margin in all cases except for the Asia Pacific Glass reporting unit. Because the BEV for the Asia Pacific Glass reporting unit exceeded its book value by approximately 5%, the results of the impairment testing could be negatively affected by relatively modest changes in the assumptions and projections. At December 31, 2003, the goodwill of the Asia Pacific Glass reporting unit accounted for approximately $960 million of the Company's consolidated goodwill.

        If the results of the October 1, 2004 impairment testing indicate that a write down of goodwill is necessary, then the Company will record a charge in the fourth quarter of 2004. In the event the Company would be required to record a significant write down of goodwill, the charge would have a material adverse effect on reported results of operations and net worth.

Deferred Tax Assets

        FAS No. 109, "Accounting for Income Taxes," requires that a valuation allowance be recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are determined separately for each tax jurisdiction in which the company conducts its operations or otherwise incurs taxable income or losses. In the United States, the Company has recorded significant deferred tax assets, the largest of which relate to the accrued liability for asbestos-related costs that are not deductible until paid and to its net operating loss carryforwards. The deferred tax assets are partially offset by deferred tax liabilities, the most significant of which relates to the prepaid pension balance. The Company has recorded a valuation allowance for its U.S. tax credit carryforwards, however, it has not recorded a valuation allowance for the balance of its net U.S. deferred tax assets. The Company believes that its projected taxable income in the U.S., along with a number of prudent and feasible tax planning strategies, will be sufficient to utilize the net operating losses prior to their expiration. If the Company is unable to generate sufficient income from its U.S. operations or implement the required tax planning strategies, or if the Company is required to eliminate deferred tax liabilities in connection with a write off of its pension balance, then a valuation allowance will have to be provided. It is not possible to estimate the amount of the adjustment that may be required, however, based on recorded deferred taxes at December 31, 2003, the related non-cash tax charge could range as high as $425 million. The Company will assess the need to provide a valuation allowance annually or more frequently, if necessary.

Quantitative and Qualitative Disclosure About Market Risk

        Market risks relating to the Company's operations result primarily from fluctuations in foreign currency exchange rates, changes in interest rates, and changes in commodity prices, principally natural gas. The Company uses certain derivative instruments to mitigate a portion of the risk associated with changing foreign currency exchange rates and fluctuating natural gas prices. In addition, the Company uses interest rate swap agreements to manage a portion of fixed and floating rate debt and to reduce interest expense.

Foreign Currency Exchange Rate Risk

        A substantial portion of the Company's operations consists of manufacturing and sales activities conducted by subsidiaries in foreign jurisdictions. The primary foreign markets served by the Company's subsidiaries are in Canada, Australia, South America (principally Colombia, Brazil and Venezuela), and Europe (principally Italy, France, the Netherlands, Germany, the United Kingdom, and Poland). In general, revenues earned and costs incurred by the Company's major foreign affiliates are denominated in their respective local currencies. Consequently, the Company's reported financial results could be affected by factors such as changes in foreign currency exchange rates or highly inflationary economic conditions in the foreign markets in which the Company's subsidiaries operate. When the U.S. dollar strengthens against foreign currencies, the reported dollar value of local currency earnings generally decreases; when the U.S. dollar weakens against foreign currencies, the reported U.S. dollar value of local currency earnings generally increases. The Company does not have any significant foreign subsidiaries that are denominated in the U.S. dollar, however, if economic conditions in Venezuela continue to decline, the Company may have to adopt the U.S. dollar as its functional currency for its subsidiaries in that country.

        Subject to other business and tax considerations, the Company's strategy is to generally redeploy any subsidiary's available excess funds through intercompany loans to other subsidiaries for debt repayment, capital investment, or other cash requirements. Each intercompany loan is denominated in the lender's local currency and the borrower enters into a forward exchange contract which effectively swaps the intercompany loan and related interest to its local currency.

        Because the Company's subsidiaries operate within their local economic environment, the Company believes it is appropriate to finance those operations with local currency borrowings to the extent practicable where debt financing is required. Considerations which influence the amount of such borrowings include long- and short-term business plans, tax implications, and the availability of borrowings with acceptable interest rates and terms. In those countries where the local currency is the designated functional currency, this strategy mitigates the risk of reported losses or gains in the event the foreign currency strengthens or weakens against the U.S. dollar. In those countries where the U.S. dollar is the designated functional currency, however, local currency borrowings expose the Company to reported losses or gains in the event the foreign currency strengthens or weakens against the U.S. dollar.

        The terms of the Third Amended and Restated Secured Credit Agreement require that borrowings under the Agreement be denominated in U.S. dollars except for the C2 term loan which allows for 52 million of euro borrowings and borrowings under certain limited overdraft facilities. In order to manage the exposure to fluctuating foreign exchange rates created by U.S. dollar borrowings by the Company's international subsidiaries, certain subsidiaries have entered into currency swaps for the principal amount of their borrowings under the Agreement and for their interest payments due under the Agreement.

        At September 30, 2004, the Company's subsidiary in Australia had agreements that swap a total of U.S. $455 million of borrowings into 702 million Australian dollars. These derivative instruments swap both the interest and principal from U.S. dollars to Australian dollars and also swap the interest rate from a U.S.-based rate to an Australian-based rate. These agreements have various maturity dates ranging from April 2005 through March 2006.

        The Company's subsidiaries in Australia, Canada, the United Kingdom and several other European countries have also entered into short term forward exchange contracts which effectively swap additional intercompany and external borrowings by each subsidiary into its local currency. These contracts swap both the interest and principal amount of borrowings in excess of amounts covered by the swap contracts described above.

        A significant portion of the above Australian borrowings and the intercompany loans have been swapped into local currencies using currency swaps. The Company accounts for these swaps as fair value hedges. As a result, the changes in the value of the swaps are included in other expense and are expected to substantially offset any exchange rate gains or losses on the related U.S. dollar borrowings.

        The remaining portion of the Company's consolidated debt which was denominated in foreign currencies was not significant.

        The Company believes it does not have material foreign currency exchange rate risk related to local currency denominated financial instruments (i.e. cash, short-term investments, and long-term debt) of its subsidiaries outside the U.S.

Interest Rate Risk

        The Company's interest expense is most sensitive to changes in the general level of U.S. interest rates applicable to its U.S. dollar indebtedness.

        The following table provides information about the Company's significant interest rate risk at September 30, 2004.

	Amount	Fair value
	(Millions of dollars)
Variable rate debt:
Secured Credit Agreement, matures April 2007 and 2008:
Revolving Credit Facility, interest at various rates Revolving Loans	$3.9	$3.9
Term Loans, interest at a Eurodollar based rate plus 2.00%
A1 Term Loan	380.0	380.0
B1 Term Loan	840.0	840.0
C Term Loan	395.0	395.0
C1 Term Loan	230.0	300.0
C2 Term Loan (52 million euros)	64.1	62.7
D Term Loan	240.0	240.0
Fixed rate debt:
Senior Secured Notes:
8.875%, due 2009	1,000.0	1,085.0
7.75%, due 2011	450.0	481.5
8.75%, due 2012	625.0	692.2
Senior Notes:
8.25%, due 2013	450.0	479.3
7.15%, due 2005	350.0	354.4
8.10%, due 2007	300.0	314.2
7.35%, due 2008	250.0	255.6
8.25%, due 2013	450.0	478.1
Senior Debentures
7.50%, due 2010	250.0	254.4
7.80%, due 2018	250.0	251.3
Senior Subordinated Notes:
10.25%, due 2009 (147.3 million euros)	181.6	181.6
9.25%, due 2009 (167.6 million euros)	206.6	206.6

Interest Rate Swap Agreements

        In the fourth quarter of 2003 and the first quarter of 2004, the Company entered into a series of interest rate swap agreements with a total notional amount of $1.25 billion that mature from 2007 through 2013. The swaps were executed in order to: (i) convert a portion of the senior notes and senior debentures fixed-rate debt into floating-rate debt; (ii) maintain a capital structure containing appropriate amounts of fixed and floating-rate debt; and (iii) reduce net interest payments and expense in the near-term.

        The Company's fixed-to-variable interest rate swaps are accounted for as fair value hedges. Because the relevant terms of the swap agreements match the corresponding terms of the notes, there is no hedge ineffectiveness. Accordingly, as required by FAS No. 133, the Company recorded the net of the fair market values of the swaps as a long-term liability along with a corresponding net decrease in the carrying value of the hedged debt.

        Under the swaps, the Company receives fixed rate interest amounts (equal to interest on the corresponding hedged note) and pays interest at a six month U.S. LIBOR rate (set in arrears) plus a margin spread (see table below). The interest rate differential on each swap is recognized as an adjustment of interest expense over the term of the agreement.

        The following selected information relates to fair value swaps at September 30, 2004 (based on a projected U.S. LIBOR rate of 2.5178%):

	Amount Hedged	Average Receive Rate	Average Spread	Asset (Liability) Recorded
Senior Notes due 2007	$300.0	8.10%	4.5%	$(0.1)
Senior Notes due 2008	250.0	7.35%	3.5%	(0.3)
Senior Debentures due 2010	250.0	7.50%	3.2%	0.9
Senior Notes due 2013	450.0	8.25%	3.7%	(9.5)

Total	$1,250.0			$(9.0)

Commodity Risk

        The Company also uses commodity futures contracts related to forecasted natural gas requirements. The objective of these futures contracts is to limit the fluctuations in prices paid for natural gas and the potential volatility in earnings or cash flows from future market price movements. The Company continually evaluates the natural gas market with respect to its future usage requirements. The Company generally evaluates the natural gas market for the next twelve to eighteen months and continually enters into commodity futures contracts in order to hedge a portion of its usage requirements through the next twelve to eighteen months. At September 30, 2004, the Company had entered into commodity futures contracts for approximately 75% (approximately 4,500,000 MM BTUs) of its expected North American natural gas usage for the last three months of 2004, approximately 72% (approximately 17,280,000 MM BTUs) for the full year of 2005 and approximately 22% (approximately 5,280,000 MM BTUs) for the full year of 2006.

        The Company accounts for the above futures contracts on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that is designated as, and meets the required criteria for, a cash flow hedge is recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. Any material portion of the change in the fair value of a derivative designated as a cash flow hedge that is deemed to be ineffective is recognized in current earnings.

        The above futures contracts are accounted for as cash flow hedges at September 30, 2004. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting anticipated cash flows of the hedged transactions. For hedged forecasted transactions, hedge accounting will be discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses will be recorded to earnings immediately.

        At September 30, 2004, an unrealized net gain of $13.7 million, after tax of $7.4 million, related to these commodity futures contracts was included in OCI. The ineffectiveness related to these natural gas hedges for the three and nine months ended September 30, 2004 and 2003 was not material.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OWENS-ILLINOIS, INC.